Exhibit 99
FEBRUARY 14, 2007
PRESS RELEASE
Cortland Bancorp reported, today, that it earned $1.182 million, or $0.26 per share, in the fourth quarter ended December 31, 2006, as compared to earnings of $1.093 million, or $0.25 per share, in the similar quarter of last year. Lawrence A. Fantauzzi, President and Chief Executive Officer, also announced that the Company earned $4.576 million, or $1.02 per share, for all of 2006 as compared with $4.334 million, or $0.98 per share, in 2005.
The Company’s total assets at December 31, 2006 were $471.8 million compared to $459.7 million at the same time in 2005. At year end 2006, net loans were $203.0 million compared to $186.0 million at the end of 2005, a growth rate of 9.1%, with residential mortgage loans, commercial mortgage loans and consumer loans all reflecting increases in portfolio balances. The most significant loan growth came in the area of commercial mortgage originations, which increased by approximately 16.7% from the previous year. Mr. Fantauzzi attributed this increase to a specific marketing campaign developed to improve market share for commercial and small business real estate secured loans.
Mr. Fantauzzi noted that the Company’s net interest margin ratio narrowed from 3.8% to 3.7% during 2006, as the cost of interest bearing liabilities rose more quickly than the yield on the Company’s earning assets. He indicated that financial results were, however, favorably impacted by the collection of $185,000 in interest income and loan fees on the successful resolution of three loans which had previously been in various stages of workout. Overall, credit quality strengthened during 2006, with loans 30 days or more beyond their contractual due date declining to 2.26% of total loans from 2.95% the year before. As a result of the improving credit quality, the Company recorded a provision for loan loss in 2006 of $225,000, as compared to the $545,000 provision recorded during 2005.
Non interest expenses continued to be well controlled, with the ratio of non interest expenses to average assets declining to 2.61% from 2.74% the year before. Net non interest expenses (non interest expense less non interest income from all sources including gains on investment securities) increased by just 1.1% over 2005 levels.

Mr. Fantauzzi noted that 2006 results also benefited from a $145,000 one-time change in the Company’s tax accrual estimate, which was recorded during the first quarter of 2006. Excluding such non recurring items, the Company’s core earnings were $4.382 million in 2006 as compared to $4.234 million in 2005, a year-over-year improvement of 3.5%. The Company’s 2006 core earnings per share were $0.98 compared to $0.96 per share in 2005.
Core earnings for the fourth quarter of 2006 were $1.166 million, an 8.5% increase over the fourth quarter core earnings of $1.075 million registered in 2005. Core earnings per share were $0.26 in the fourth quarter of 2006, as compared to $0.24 in the same period of 2005.
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through thirteen full service community banking offices located in the counties of Trumbull, Mahoning, Portage and Ashtabula in northeastern Ohio.
Shares of the Company’s common stock trade in the “over-the-counter market” on the NASDAQ OTC BB under the symbol CLDB.